Exhibit 99.1

Central European Distribution Corporation Announces Preliminary First Quarter 2005 Results -

Net Income increases 49% over First Quarter 2004

Bala Cynwyd, PA. May 3, 2005/PRNewswire/ — Central European Distribution Corporation (NASDAQ: CEDC) today announced its preliminary financial results for the first quarter of 2005. Unaudited net income was approximately $4.6 million, or $0.27 per fully diluted share, compared to $3.1 million, or $0.19 per fully diluted share, in the same period of 2004. Unaudited net sales for the first quarter were approximately $150.0 million compared to $110.5 million for the same period in 2004, an increase of 36%. CEDC also announced that it confirms its previously announced full year 2005 guidance with net sales of $700 to $720 million and earnings per share of $1.56 - $1.66. CEDC will file first quarter 2005 financial results by May 10th in its Quarterly Report on Form 10-Q.

CEDC is one of the leading importers of beers, wines and spirits, as well as the largest distributor of domestic vodka on a nationwide basis, in Poland. CEDC operates 13 distribution centers and 78 satellite branches throughout Poland. It distributes many of the world’s leading brands in Poland, including brands such as Johnnie Walker Scotch, Stock Brandy, Jose Cuervo Tequila, Sutter Home, Torres, Mondavi and Concha y Toro wines, Corona, Beck’s, Foster’s, Grolsch, Budweiser Budvar and Guinness Stout beers.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the actual results, performance or achievements of CEDC to be materially different from any future results, performance or achievements, expressed or implied, by forward-looking statements. These risks and uncertainties include, without limitation, the risks that CEDC’s local currency will weaken. Investors are cautioned that forward-looking statements are not guarantees of future performance and that undue reliance should not be placed on such statements. CEDC undertakes no obligation to publicly update or revise any forward-looking statements or to make any other forward-looking statements, whether as a result of new information, future events or otherwise unless required to do so by the securities laws. Investors are referred to the full discussion of risks and uncertainties included in CEDC’s Form 10-K for the fiscal year ended December 31, 2004, and in other periodic reports filed by CEDC with the Securities and Exchange Commission.

Contact:

Jim Archbold,

Director of Investor Relations

Central European Distribution Corporation

610-660-7817